Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Sells $13.1 million of Non-Performing Loans

Reduces Non-Performing Loans by almost 31%

LOS ANGELES, CA – (BUSINESS WIRE) – February 20, 2013– Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), today reported that its wholly-owned subsidiary, Broadway Federal Bank, f.s.b. (the “Bank”), recently completed the sale of approximately $16 million principal amount of loans, including $13.1 million of non-performing loans. The non-performing loans represented approximately 31% of the Bank’s estimated non-performing loans receivable and non-performing loans held for sale as of December 31, 2012.

The sales were made in cash transactions with two different buyers: a sale of approximately $14.1 million of single family residential loans, including approximately $11.8 million of non-performing single family residential loans representing substantially all of the Bank’s non-performing single family residential loans, and a separate sale of five church loans with an aggregate principal balance of approximately $1.8 million, including four non-performing church loans with an aggregate principal balance of $1.3 million.

The Company does not expect to take any material charge against net income because of the sale of these loans.

Chief Executive Officer, Wayne-Kent Bradshaw stated, “These sales represent a substantial reduction in our non-performing loans, which will significantly reduce the time and resources that we devote to managing and monitoring non-performing loans. Furthermore, the sales will allow us to re-focus our efforts on improving operations, pursuing growth as permitted under our Cease and Desist Orders, and completing our previously announced Recapitalization. In addition, we believe that these sales represent a major step in addressing regulatory requirements for materially reducing our non-performing loans. With the sales completed, our non-performing loans have been reduced to approximately $23 million, or 6.4% of total estimated assets, after adjusting for the sales, as of December 31, 2012.”

Additional information regarding the loan sales will be made available in the Company’s Form 10-K for 2012, which the Company expects to file in late March.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K, as amended by subsequently filed Forms 10-K/A, and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

SOURCE: Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

                Brenda Battey, Interim Chief Financial Officer, (323) 556-3264; or

                investor.relations@broadwayfederalbank.com